EXHIBIT 99.1

SDI Announces Appointment of New Chief Financial Officer

BRISTOL, Pa., May 10, 2005 (PRIMEZONE) -- SDI (Strategic Distribution, Inc.) (Nasdaq:STRD), a leading provider of MRO supply chain management services in North America, today announced the appointment of Philip D. Flynt as Vice President, Chief Financial Officer and Treasurer of SDI. Mr. Flynt will assume his new role with SDI effective on May 31, 2005, and will replace Richard S. Martin, who is resigning as of that date as Vice President, Chief Financial Officer and Treasurer of SDI. Mr. Martin is resigning so that he may pursue other opportunities.

Before joining SDI, Mr. Flynt served from March 2003 until May 2005 as Chief Financial Officer, Secretary and Treasurer of SED International Holdings, Inc., a publicly held international distributor of microcomputer products, wireless handsets and consumer electronics that reported $371 million in revenues in its fiscal year ended June 30, 2004. Mr. Flynt also acted as Controller for SED from November 2002 until March 2003. From 1994 to 2002, Mr. Flynt was employed in a variety of capacities by Glenayre Electronics, Inc., a global provider of enhanced services and unified communications solutions for wireless, fixed network and ISP broadband service providers, serving most recently, from July 2000 until March 2002, as the Vice President of Treasury. Overall, Mr. Flynt has more than twenty years of financial and accounting experience.

"Philip brings great talent and skills in finance and business strategy," said Don Woodring, President and CEO. "His experience at SED and Glenayre give him the ability to contribute broadly to our finance, operations and business strategy. We are very pleased to have him on board. We all wish Rick Martin well in his future endeavors, and thank him for the contributions he has made to SDI."

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI can be found on the company's Web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2004 annual report as filed on Form 10-K with the Securities and Exchange Commission.

CONTACT:
Strategic Distribution, Inc.
Donald C. Woodring, President & Chief Executive Officer
(800) 322-2644, x 1978

Diane Caldwell, Investor Relations
(800) 322-2644, x 1954